Exhibit 99.1

Contact:	Media	Investors
	Tony Plohoros	John Elicker
	Communications	Investor Relations
	212-546-4379	212-546-3775
	tony.plohoros@bms.com	john.elicker@bms.com

	Jeff Macdonald	Blaine Davis
	Communications	Investor Relations
	212-546-4824	212-546-4631
	jeffrey.macdonald@bms.com	blaine.davis@bms.com

BRISTOL-MYERS SQUIBB COMPANY REPORTS FINANCIAL RESULTS FOR THE

FOURTH QUARTER AND TWELVE MONTHS OF 2006 AND ANNOUNCES EPS GUIDANCE FOR 2007

•	Posts Fourth Quarter 2006 GAAP Loss Per Share of $0.07 Impacted by Previously Announced Specified Items and Records Full Year 2006 GAAP EPS of $0.81

•	Posts Fourth Quarter 2006 Non-GAAP EPS of $0.19 and Records Full Year 2006 Non-GAAP EPS of $1.09

•	Announces Full Year 2007 GAAP EPS Guidance at $1.12 to $1.22

•	Announces Full Year 2007 Non-GAAP Guidance at $1.20 to $1.30

(NEW YORK, January 25, 2007) – Bristol-Myers Squibb Company (NYSE:BMY) today reported financial results for the fourth quarter and twelve months ended December 31, 2006 and announced 2007 earnings guidance.

Bristol-Myers Squibb posted fourth quarter 2006 net sales from continuing operations of $4.2 billion, compared with $5.0 billion for the same period in 2005. The company reported a fourth quarter 2006 net loss from continuing operations of $134 million, or a loss of $0.07 per diluted share, under U.S. Generally Accepted Accounting Principles (GAAP), compared to net earnings of $499 million, or $0.26 per diluted share for the same period in 2005. The net loss was driven by an increase in litigation reserves and early debt retirement costs. On a non-GAAP basis excluding specified items, fourth quarter 2006 net earnings from continuing operations were $380 million, or $0.19 per diluted share, compared to $601 million, or $0.31 per diluted share for the same period in 2005. The decrease in non-GAAP net earnings in 2006 as compared to 2005 is mainly due to the impact of the at-risk launch of generic clopidogrel bisulfate in August 2006, which continued to have a significant adverse effect in the fourth quarter, and the loss of patent exclusivity on PRAVACHOL® in major markets.

“The company remains focused on executing our strategy and building shareholder value, with an expected return to sales and earnings growth beginning this year,” said Jim Cornelius, chief executive officer, Bristol-Myers Squibb. “Our ongoing commitment to increasing investment in R&D has yielded a robust late-stage pipeline, demand for our major products continues to increase at a double-digit rate, and PLAVIX® market share is increasing as remaining generic inventory depletes.”

For the twelve months ended December 31, 2006, net sales from continuing operations decreased 7% to $17.9 billion compared with net sales of $19.2 billion for the same period in 2005. Net earnings from continuing operations for the full year 2006 on a GAAP basis were $1.6 billion, or $0.81 per diluted share, compared to $3.0 billion, or $1.52 per diluted share for the same period last year. On a non-GAAP basis excluding specified items, Bristol-Myers Squibb reported net earnings from continuing operations for the full year 2006 of $2.1 billion, or $1.09 per diluted share, compared to $2.8 billion, or $1.43 per diluted share for the same period last year.

NEW PRODUCT AND PIPELINE DEVELOPMENTS

On January 11, Bristol-Myers Squibb and AstraZeneca PLC (AstraZeneca) announced a collaboration to develop and commercialize two investigational compounds, saxagliptin and dapagliflozin, being studied for the treatment of Type 2 diabetes. Both compounds were discovered by Bristol-Myers Squibb. The collaboration on these compounds is worldwide, except for Japan. Terms of the agreements include an upfront payment of $100 million by AstraZeneca to Bristol-Myers Squibb, as well as additional payments of up to $650 million based on development and regulatory milestones for the two compounds and potential sales milestones up to $300 million per product. Additionally, the companies have agreed upon initial development plans for the two compounds, with AstraZeneca funding the majority of development costs from 2007 through 2009. Separately, the company also announced a collaboration with Otsuka Pharmaceutical Co., Ltd. to develop saxagliptin in Japan.

On January 10, Bristol-Myers Squibb and ImClone Systems Incorporated announced that data from a pivotal Phase III study of ERBITUX® plus FOLFIRI (an irinotecan-based chemotherapy) met the primary endpoint of increasing median duration of progression-free survival over FOLFIRI alone in patients with previously untreated metastatic colorectal cancer (mCRC).

In November 2006, the U.S. Food and Drug Administration (FDA) granted Fast Track designation for ipilimumab used as combination with chemotherapy (dacarbazine) in previously untreated metastatic melanoma patients. The FDA also granted Fast Track designation for ipilimumab used as a monotherapy in previously treated metastatic melanoma patients. The company is working toward a potential submission date of late 2007.

In November 2006, the company received European Medicine Evaluation Agency (EMEA) approval of SPRYCEL™ (dasatinib) for the treatment of adults with chronic, accelerated, or myeloid or lymphoid blast phase chronic myeloid leukemia (CML) or Philadelphia chromosome-positive acute lymphoblastic leukemia (Ph+ALL) with resistance or intolerance to prior therapy, including GLEEVEC® (imatinib mesylate). SPRYCEL™ was launched in the U.S. and certain European markets during 2006.

FOURTH QUARTER RESULTS

•	Fourth quarter 2006 net sales from continuing operations decreased 16% to $4.2 billion compared to the same period in 2005. U.S. net sales decreased 26% to $2.1 billion for the quarter compared to 2005, while international net sales decreased 3%, including a 4% favorable foreign exchange impact, to $2.1 billion.

•	Cost of products sold, as a percentage of net sales, increased to 34.3% in the fourth quarter of 2006 compared to 31.8% in 2005 in the same period. This increase was primarily due to the unfavorable impact of pharmaceutical net sales mix, including lower sales of PLAVIX® as well as a reclassification of certain costs from marketing, selling and administrative expenses to cost of products sold.

•	Marketing, selling and administrative expenses decreased by 4% to $1.3 billion in the fourth quarter of 2006 compared to the same period in 2005, mainly due to the reclassification of certain costs from marketing, selling and administrative expenses to cost of products sold as noted above; lower sales force expenses resulting from the previously announced restructuring of the U.S. primary care sales organization that became effective in March 2006; and lower expenses for PRAVACHOL®.

•	Advertising and product promotion spending decreased by 6% to $418 million in the fourth quarter of 2006 from $444 million in the same period in 2005, primarily driven by lower spending across various brands, partially offset by increased investments in new products.

•	Research and development expenses increased by 6% to $821 million in the fourth quarter of 2006 from $775 million in the same period in 2005, principally reflecting continued investments in late-stage compounds and higher licensing milestone payments.

•	In the fourth quarter of 2006, the company recorded pre-tax charges of $22 million related to the adoption of a new accounting standard for stock option expensing that became effective on January 1, 2006. The charges were recorded in cost of products sold, marketing, selling and administrative expenses, and research and development expenses.

INCOME TAXES

The effective income tax rate on loss from continuing operations before minority interest and income taxes was a benefit of 58.6% for the three months ended December 31, 2006, compared with an effective tax rate of 21.4% for the earnings from continuing operations before minority interest and income taxes for the three months ended December 31, 2005. The fourth quarter 2006 tax benefit was in part attributable to the reinstatement of the U. S. Federal Research and Development credit in December 2006, which was partially offset by the treatment of provisions for a portion of certain litigation reserves as non-deductible.

SPECIFIED ITEMS

In the three months ended December 31, 2006 and 2005, the company recorded specified income and expense items that affected the comparability of the results.

The pre-tax specified items in 2006 included:

•	$353 million charge for an increase in reserves for the settlement in principle of pricing and sales investigations, a $13 million charge related to a claim for damages and $7 million of income from insurance recovery from an unrelated matter
•	$220 million net charge primarily associated with early debt retirement costs in connection with the repurchase of the company’s $2.5 billion Notes due 2011

•	$96 million charge related to asset impairment, accelerated depreciation, and downsizing and streamlining of worldwide operations
•	$35 million charge for milestone payments

The pre-tax specified items in 2005 included:

•	$197 million charge for increase in litigation reserves
•	$86 million charge related to asset impairment, accelerated depreciation, and downsizing and streamlining of worldwide operations
•	$9 million charge primarily related to milestone payments
•	$138 million deferred income recognized, net of other costs, resulting from the company’s termination of its collaborative agreement with Merck, Inc. for muraglitazar

For additional information on specified items, see “Use of Non-GAAP Financial Information” and Appendix 1. Details reconciling these non-GAAP amounts with GAAP amounts including specified items are provided in supplemental materials available on the company’s website.

PHARMACEUTICALS

Worldwide pharmaceutical sales decreased 22%, including a 2% favorable foreign exchange impact, to $3.1 billion in the fourth quarter of 2006 compared to the same period in 2005. Worldwide sales of the products that the company views as growth drivers* decreased by 15% in the fourth quarter of 2006 as compared to the same period in 2005. Excluding PLAVIX®, worldwide sales of the other growth drivers* increased 35% in the fourth quarter of 2006 as compared to the same period in 2005.

U.S. pharmaceutical sales decreased 32% to $1.5 billion in the fourth quarter of 2006 compared to the same period in 2005, primarily due to lower sales of PLAVIX® and the loss of exclusivity of PRAVACHOL® primarily offset by continued growth of ABILIFY®, ERBITUX®, the SUSTIVA® franchise, REYATAZ® and AVAPRO®/AVALIDE® and sales of new products ORENCIA®, BARACLUDE® and SPRYCEL™. In aggregate, estimated U.S. wholesaler inventory levels of the company’s key pharmaceutical products sold by the U.S. Pharmaceutical business at the end of the fourth quarter decreased to less than three weeks.

International pharmaceutical sales decreased 8%, including a 4% favorable foreign exchange impact, to $1.6 billion for the fourth quarter of 2006 compared to the same period in 2005. The decrease was mainly due to a decline in PRAVACHOL® and TAXOL® sales resulting from increased generic competition in Europe, partially offset by increased sales of newer products including REYATAZ®, ABILIFY® and BARACLUDE®. The company’s reported international sales do not include copromotion sales reported by its alliance partner, sanofi-aventis, for PLAVIX® and AVAPRO®/AVALIDE®, which continued to show growth in the fourth quarter of 2006.

Product Sales

•	Sales of PLAVIX®, a platelet aggregation inhibitor that is part of the company’s alliance with sanofi-aventis, decreased 53%, including a 1% favorable foreign exchange impact, to $496 million in the fourth quarter of 2006 from $1,061 million in the same period in 2005. Sales of PLAVIX® decreased 62% in the U.S. in the fourth quarter of 2006 to $343 million from $906 million in the same period in 2005. The at-risk launch of generic clopidogrel bisulfate continued to have a significant adverse effect on sales in the fourth quarter, which the company estimates to be in the range of $700 million to $750 million. Estimated total U.S. prescription demand for clopidogrel bisulfate (branded and generic) increased by 14% in the fourth quarter of 2006 compared to 2005, while estimated total U.S. prescription demand for branded PLAVIX® decreased by 64% in the same period. Estimated U.S. wholesaler inventory levels for PLAVIX® decreased to approximately two and a half weeks at December 31, 2006 as a result of an inventory workdown during the fourth quarter. The full impact of the Apotex Corp. and Apotex Inc. (Apotex) launch of its generic clopidogrel bisulfate product on the company cannot be estimated with certainty at this time and will depend on a number of factors, including the amount of generic product Apotex sold into the distribution channels in August 2006 before the preliminary injunction was granted halting further sales, the extent to which the launch by Apotex will permanently adversely impact the pricing for PLAVIX® and the impact on prescription demand for clopidogrel bisulfate had Apotex not launched the generic product at risk.

•	Sales of AVAPRO®/AVALIDE®, an angiotensin II receptor blocker for the treatment of hypertension that is also part of the sanofi-aventis alliance, increased 11%, including a 2% favorable foreign exchange impact, to $307 million in the fourth quarter of 2006 from $277 million in the same period in 2005. U.S. sales increased 8% to $182 million in the fourth quarter of 2006 from $168 million in the same period in 2005, primarily due to higher demand and higher average net selling prices. Estimated total U.S. prescription demand increased approximately 2% compared to 2005. International sales increased 15%, including a 5% favorable foreign exchange impact, to $125 million compared to $109 million in the same period in 2005.

•	Total revenue for ABILIFY®, an antipsychotic agent for the treatment of schizophrenia, acute bipolar mania and bipolar disorder, increased 62%, including a 2% favorable foreign exchange impact, to $362 million in the fourth quarter of 2006 from $224 million in the same period in 2005. U.S. sales increased 68% to $294 million in the fourth quarter 2006 from $175 million in the same period in 2005, primarily due to higher demand, higher average net selling prices and a benefit resulting from a reduction in U.S. wholesaler inventory in 2005. Estimated total U.S. prescription demand increased approximately 17% compared to the same period last year. International sales of ABILIFY® have begun to gain momentum, increasing 39% in the fourth quarter of 2006 to $68 million. Total revenue for ABILIFY® primarily consists of alliance revenue representing the company’s 65% share of net sales in countries where it copromotes with Otsuka Pharmaceutical Co., Ltd.

•	Sales of REYATAZ®, a protease inhibitor for the treatment of HIV, increased 36%, including a 3% favorable foreign exchange impact, to $255 million in the fourth quarter of 2006 from $188 million in the same period in 2005, primarily due to increased demand in the U.S., Europe and Latin America. U.S. sales increased 31% to $144 million in the fourth quarter of 2006 from $110 million in the same period in 2005, primarily due to higher demand and higher average net selling prices. Estimated total U.S. prescription demand increased approximately 20% compared to 2005. International sales increased 42%, including a 8% favorable foreign exchange impact, to $111 million in the fourth quarter of 2006 from $78 million in the same period in 2005.

•	Sales of ERBITUX®, which is sold by the company almost exclusively in the U.S., increased 38% to $167 million in the fourth quarter of 2006 from $121 million in the same period in 2005, driven by increased demand for usage in the treatment of both head and neck cancer and colorectal cancer. ERBITUX® is marketed by the company under a distribution and copromotion agreement with ImClone Systems Incorporated.

•	Sales for BARACLUDE®, ORENCIA® and SPRYCEL™ were $36 million, $32 million and $14 million, respectively, in the fourth quarter of 2006. These recently launched products continue to gain market share.

•	Total revenue for the SUSTIVA® franchise, a non-nucleoside reverse transcriptase inhibitor for the treatment of HIV, increased 31%, including a 3% favorable foreign exchange impact, to $222 million in the fourth quarter of 2006 from $170 million in the same period in 2005. Estimated total U.S. prescription demand for the SUSTIVA® franchise increased approximately 21% compared to 2005. Total revenue for the SUSTIVA® franchise includes sales of SUSTIVA® as well as revenue from bulk efavirenz included in the combination therapy ATRIPLATM, which is sold through a joint venture with Gilead Sciences, Inc.

•	Sales of PRAVACHOL®, an HMG Co-A reductase inhibitor, decreased 75%, including a 1% favorable foreign exchange impact, to $146 million in the fourth quarter of 2006 from $584 million in the same period in 2005, due to loss of market exclusivity resulting in generic competition for most strengths in the U.S. beginning in April 2006, and generic competition in key European markets, including France, beginning in July 2006.

•	Sales of TAXOL®, an anti-cancer agent sold almost exclusively in non-U.S. markets, decreased 28%, including a 1% favorable foreign exchange impact, to $130 million in the fourth quarter of 2006 from $181 million in the same period in 2005, primarily due to increased generic competition in Europe and generic entry in Japan during the third quarter of 2006.

HEALTH CARE GROUP

The combined fourth quarter 2006 revenues from the Health Care Group increased 6% to $1.1 billion compared to the same period in 2005.

Nutritionals

Worldwide Nutritional sales increased 6%, including a 2% favorable foreign exchange impact, to $618 million in the fourth quarter of 2006 from $584 million in the same period in 2005. U.S. Nutritional sales increased 5% to $295 million in the fourth quarter of 2006, primarily due to increased sales of ENFAMIL®, the company’s best selling infant formula. International Nutritional sales increased 7% to $323 million in the fourth quarter of 2006, including a 4% favorable foreign exchange impact, primarily due to increased sales of ENFAGROW®.

Other Health Care

•	Worldwide ConvaTec sales increased 9%, including a 5% favorable foreign exchange impact, to $291 million in the fourth quarter of 2006 from $267 million in the same period in 2005. Sales of wound therapeutic products increased 10%, including a 5% favorable foreign exchange impact, to $123 million in the fourth quarter of 2006 from $112 million in the same period in 2005, primarily due to continued growth of the AQUACEL® franchise.

•	Worldwide Medical Imaging sales remained relatively flat at $156 million in the fourth quarter of 2006 as compared to the same period in 2005. CARDIOLITE® sales increased 3% from the same period in 2005.

2007 GUIDANCE

Bristol-Myers Squibb estimates its 2007 fully-diluted earnings guidance for fully-diluted earnings per share from continuing operations on a GAAP basis to be between $1.12 and $1.22.

The company also estimates its 2007 fully-diluted earnings per share guidance to be between $1.20 and $1.30 on a non-GAAP basis, which excludes specified items as discussed under “Use of Non-GAAP Financial Information.” Details reconciling adjusted non-GAAP amounts with the amounts reflecting specified items are provided in supplemental materials available on the company’s website.

The company expects generic clopidogrel bisulfate that was sold into distribution channels following the Apotex at-risk launch in August 2006 will have a residual impact on PLAVIX® net sales and the company’s overall financial results into 2007; the amount and duration of which will depend on the amount of generic product Apotex sold into the distribution channels. The company’s 2007 guidance range assumes that up to six months of total generic inventory was sold into the distribution channels in August 2006 before the preliminary injunction was granted halting further sales. PLAVIX® net sales are expected to increase over time as generic inventory in the distribution channels is depleted.

For 2007, the company expects reductions of net sales for products that have lost exclusivity in previous years to moderate to a range between $900 million and $1.0 billion, as compared to $1.4 billion in 2006, and $1.3 billion in 2005. While the company expects generic clopidogrel bisulfate inventory in the market to have a continued residual impact on 2007 PLAVIX® net sales, the company does expect PLAVIX® net sales and earnings growth in 2007, assuming the absence of renewed or additional generic competition. The company expects increased prescription demand for PLAVIX® as well as for other key brands and newly launched products. Compared to 2006, the gross margin is expected to improve due to net sales growth of higher margin products, lower margin erosion related to exclusivity losses, and manufacturing efficiencies. Marketing, selling and administrative expense is expected to remain relatively unchanged as the company continues to focus on high value primary care and specialist physicians and implements various productivity initiatives. The company expects to continue to increase investments to develop additional new compounds and support the introduction of new products.

The company and its subsidiaries are the subject of a number of significant pending lawsuits, claims, proceedings and investigations in addition to the pending PLAVIX® litigation, described below. It is not possible at this time reasonably to assess the final outcome of these investigations or litigations. Management continues to believe, as previously disclosed, that the aggregate impact, beyond current reserves, of the pending PLAVIX® patent litigation, these other litigations and investigations and other legal matters affecting the company is reasonably likely to be material to the company’s results of operations and cash flows, and may be material to its financial condition and liquidity. The company’s GAAP and non-GAAP guidance for 2007 described above does not reflect the potential impact of either the pending PLAVIX® patent litigation as described below or the impact of any other legal matters on the company’s results of operations for 2007, beyond current reserves for ongoing matters.

As previously disclosed, the composition of matter patent for PLAVIX®, which expires in 2011, is subject to litigation in the U.S. with Apotex. The trial in the patent litigation began on January 22, 2007. If Apotex were to prevail in the trial in the patent litigation, the company would expect to face renewed generic competition for PLAVIX® promptly thereafter. There are other pending PLAVIX® patent litigations in the United States and in other less significant markets for the product. The company continues to believe that the PLAVIX® patents are valid and infringed, and with sanofi-aventis, is vigorously pursuing these cases.

It is not possible at this time reasonably to assess the ultimate outcome of the patent litigation with Apotex or of the other PLAVIX® patent litigations, or the timing of any renewed generic competition for PLAVIX® from Apotex or additional generic competition for PLAVIX® from other generic pharmaceutical companies. Loss of market exclusivity of PLAVIX® and/or the development of sustained generic competition would be material to the company’s sales of PLAVIX®, results of operations and cash flows, and could be material to the company’s financial condition and liquidity. PLAVIX® is the company’s largest product by net sales, and U.S. net sales for PLAVIX® were $2.7 billion and $3.2 billion in 2006 and 2005, respectively.

As previously disclosed, the Antitrust Division of the United States Department of Justice is conducting a criminal investigation regarding the proposed settlement of the pending PLAVIX® patent litigation with Apotex. The company is cooperating fully with the investigation. It is not possible at this time reasonably to assess the outcome of the investigation or its impact on the company. It is also not possible at this time reasonably to assess the impact of the investigation, if any, on the company’s compliance with the Deferred Prosecution Agreement (DPA) with the United States Attorney’s Office for the District of New Jersey (USAO). Also as previously disclosed, the USAO initiated an investigation that is being conducted by the Monitor and the USAO into the company’s negotiations of the proposed settlement with Apotex. This investigation includes a review of corporate governance issues and whether there was any violation of Federal securities laws in connection with the proposed settlement with Apotex under the terms of the previously disclosed Consent Order the company entered into with the U.S. Securities and Exchange Commission in August 2004 (SEC Consent). It is not possible at this time reasonably to assess the outcome of the investigation or its impact on the company.

As previously disclosed, in December 2006, the company, the United States Department of Justice (DOJ), and the Office of the United States Attorney for the District of Massachusetts have reached an agreement in principle, subject to approval by the DOJ, to settle several investigations involving the company’s drug pricing, and sales and marketing activities. The agreement in principle provides for a civil resolution and an expected payment of $499 million. There would be no criminal charges against the company. The agreement in principle also provides for the company to enter into a corporate integrity agreement with the Office of Inspector General of the U.S. Department of Health and Human Services. The settlement is contingent upon the parties’ agreement to the terms of a final settlement agreement, including on the terms of the corporate integrity agreement, and approval by the DOJ. There can be no assurance that the settlement will be finalized. As a result of the agreement in principle, the company in the fourth quarter of 2006 increased its reserves related to these investigations by $353 million, bringing the aggregate reserves for these matters to $499 million.

For additional discussion of legal matters, including the PLAVIX® patent litigation, the Antitrust Division investigation related to the proposed settlement with Apotex and the terms of the DPA and SEC Consent, see “Item 1. Financial Statements Note 18. Legal Proceedings and Contingencies,” and “Management’s Discussion and Analysis – SEC Consent Order and Deferred Prosecution Agreement” in the company’s Form 10-Q Quarterly Report for the period ended September 30, 2006.

Use of Non-GAAP Financial Information

This press release contains non-GAAP earnings and earnings per share information adjusted to exclude certain costs, expenses, gains and losses and other specified items. Among the items in GAAP earnings but excluded for purposes of determining adjusted earnings are: gains or losses from sale of businesses and product lines; from sale or write-down of equity investments and from discontinuations of operations; restructuring items that meet the requirements of SFAS 112 for severance and SFAS 146 for other exit costs; accelerated depreciation charges under SFAS 144 related to restructuring items described above; asset impairments; charges and recoveries relating to significant legal proceedings; upfront and milestone payments for in-licensing of products that have not achieved regulatory approval that are immediately expensed; copromotion or alliance charges and payments for in-process research and development which under GAAP are immediately expensed rather than amortized over the life of the agreement; income from upfront and milestone payments that is immediately recognized for out-licensing of products, including deferred income recognized upon termination; costs of early debt retirement; and significant tax events, including the repatriation of special dividends pursuant to the American Jobs Creation Act of 2004. This information is intended to enhance an investor’s overall understanding of the company’s past financial performance and prospects for the future. For example, non-GAAP earnings per share information is an indication of the company’s baseline performance before items that are considered by the company not to be reflective of the company’s ongoing results. In addition, this information is among the primary indicators the company uses as a basis for evaluating company performance, allocating resources, setting incentive compensation targets, and planning and forecasting of future periods. This information is not intended to be considered in isolation or as a substitute for diluted earnings per share prepared in accordance with GAAP.

Statement on Cautionary Factors

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans and projections regarding the company’s financial position, results of operations, market position, product development and business strategy. These statements may be identified by the fact that they use words such as “anticipate”, “estimates”, “should”, “expect”, “guidance”, “project”, “intend”, “plan”, “believe” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, market factors, competitive product development, pricing controls and pressures (including changes in rules and practices of managed care groups and institutional and governmental purchasers), economic conditions such as interest rate and currency exchange rate fluctuations, judicial decisions and governmental laws and regulations related to Medicare, Medicaid and healthcare reform, pharmaceutical rebates and reimbursement, claims and concerns that may arise regarding the safety and efficacy of in-line products and product candidates, changes to wholesaler inventory levels, changes in, and interpretation of, governmental regulations and legislation affecting domestic or foreign operations, including tax obligations, difficulties and delays in product development, manufacturing and sales, patent positions and the unpredictability of the ultimate outcome of any litigation matter, including whether the company will prevail at trial in the patent litigation with Apotex, as well as any risks associated with the criminal investigation conducted by the Department of Justice in connection with the proposed settlement with Apotex, and the launch of a generic clopidogrel bisulfate product by Apotex, including the amount of generic product distributed and the rate at which it will be utilized by prescription demand, and the time-period in which it will impact the company’s results. These factors also include the ability to realize projected cost savings and the expiration of patents on certain other products, and the impact and result of governmental investigations. There can be no guarantees with respect to pipeline products that future clinical studies will support the data described in this release, that the products will receive necessary regulatory approvals, or that they will prove to be commercially successful; nor are there guarantees that regulatory approvals will be sought, or sought within currently expected timeframes, or that contractual milestones will be achieved. For further details and a discussion of these and other risks and uncertainties, see the company’s periodic reports, including current reports on Form 8-K, quarterly reports on Form 10-Q and the annual report on Form 10-K, furnished to and filed with the Securities and Exchange Commission. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Company and Conference Call Information

Bristol-Myers Squibb is a global pharmaceutical and related health care products company whose mission is to extend and enhance human life.

There will be a conference call on January 25, 2007 at 10:30 a.m. (EDT) during which company executives will address inquiries from investors and analysts. Investors and the general public are invited to listen to a live webcast of the call at www.bms.com/ir or by dialing 913-981-4911. Materials related to the call will be available at the same website prior to the call.

For more information, contact: Tony Plohoros, 212-546-4379, or Jeff Macdonald, 212-546-4824, Communications, or John Elicker, 212-546-3775, or Blaine Davis, 212-546-4631, Investor Relations.

# # #

ABILIFY® is a trademark of Otsuka Pharmaceutical Co., Ltd.

AVAPRO®, AVALIDE® and PLAVIX® are trademarks of sanofi-aventis

ERBITUX® is a trademark of Imclone Systems Incorporated

EMSAM® is a trademark of Somerset Pharmaceuticals, Inc.

GLEEVEC® is a trademark of Novartis, Inc.

ATRIPLA™ is a trademark of both Bristol-Myers Squibb Co. and Gilead Sciences, Inc.

*	Growth drivers include PLAVIX®, AVAPRO®/AVALIDE®, ABILIFY®, REYATAZ® and ERBITUX®

BRISTOL-MYERS SQUIBB COMPANY

NET SALES BY OPERATING SEGMENTS

FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2006 AND 2005

(Unaudited, dollars in millions)

	Three Months Ended December 31		Twelve Months Ended December 31
	2006	2005	2006	2005
Pharmaceuticals	$3,148	$4,012	$13,861	$15,254

Nutritionals	618	584	2,347	2,205
Other Health Care	447	423	1,706	1,748

Health Care Group	1,065	1,007	4,053	3,953

Net Sales	$4,213	$5,019	$17,914	$19,207

BRISTOL-MYERS SQUIBB COMPANY

SELECTED PRODUCTS

FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2006 AND 2005

(Unaudited, dollars in millions)

The following table sets forth worldwide and U.S. reported net sales for selected products for the three and twelve months ended December 31, 2006 compared to the three and twelve months ended December 31, 2005. In addition, the table includes, where applicable, the estimated total (both retail and mail-order customers) prescription growth, for the comparative periods presented, for certain of the company’s U.S. primary care pharmaceutical prescription products. The estimated prescription growth amounts are based on third-party data. A significant portion of the company’s U.S pharmaceutical sales is made to wholesalers. Where changes in reported net sales differ from prescription growth, this change in net sales may not reflect underlying prescriber demand.

	Three Months Ended December 31
	Worldwide Net Sales			U.S. Net Sales
	2006	2005	% Change	2006	2005	% Change	% Change in U.S. Total Prescriptions vs. 2005
Pharmaceuticals
Cardiovascular
Plavix	$496	$1,061	(53)%	$343	$906	(62)%	(64)%
Pravachol	146	584	(75)%	50	366	(86)%	(84)%
Avapro/Avalide	307	277	11%	182	168	8%	2%
Coumadin	57	56	2%	48	50	(4)%	(19)%
Monopril	28	46	(39)%	(7)	3	**	(53)%
Virology
Reyataz	255	188	36%	144	110	31%	20%
Sustiva franchise (total revenue)	222	170	31%	144	102	41%	21%
Zerit	36	47	(23)%	19	21	(10)%	(27)%
Baraclude	36	5	**	18	4	**	**
Other Infectious Diseases
Cefzil	23	75	(69)%	(5)	46	(111)%	(97)%
Oncology
Erbitux	167	121	38%	165	121	36%	N/A
Taxol	130	181	(28)%	2	5	(60)%	N/A
Sprycel	14	—	—	11	—	—	N/A
Affective (Psychiatric) Disorders
Abilify (total revenue)	362	224	62%	294	175	68%	17%
EMSAM	3	—	—	3	—	—	N/A
Immunoscience
Orencia	32	—	—	31	—	—	N/A
Other Pharmaceuticals
Efferalgan	74	74	—	—	—	—	N/A
Nutritionals
Enfamil	271	277	(2)%	190	184	3%	N/A
Enfagrow	67	53	26%	—	—	—	N/A
Other Health Care
Ostomy	151	145	4%	45	46	(2)%	N/A
Wound Therapeutics	123	112	10%	43	40	8%	N/A
Cardiolite	103	100	3%	90	88	2%	N/A

	Twelve Months Ended December 31
	Worldwide Net Sales			U.S. Net Sales
	2006	2005	% Change	2006	2005	% Change	% Change in U.S. Total Prescriptions vs. 2005
Pharmaceuticals
Cardiovascular
Plavix	$3,257	$3,823	(15)%	$2,655	$3,235	(18)%	(18)%
Pravachol	1,197	2,256	(47)%	553	1,274	(57)%	(59)%
Avapro/Avalide	1,097	982	12%	647	574	13%	4%
Coumadin	220	212	4%	186	183	2%	(21)%
Monopril	159	208	(24)%	(4)	9	(144)%	(54)%
Virology
Reyataz	931	696	34%	514	405	27%	18%
Sustiva franchise (total revenue)	791	680	16%	495	403	23%	11%
Zerit	155	216	(28)%	75	97	(23)%	(30)%
Baraclude	83	12	**	50	11	**	**
Other Infectious Diseases
Cefzil	87	259	(66)%	(10)	153	(107)%	(91)%
Oncology
Erbitux	652	413	58%	646	411	57%	N/A
Taxol	563	747	(25)%	12	17	(29)%	N/A
Sprycel	25	—	—	22	—	—	N/A
Affective (Psychiatric) Disorders
Abilify (total revenue)	1,282	912	41%	1,052	750	40%	21%
EMSAM	18	—	—	18	—	—	N/A
Immunoscience
Orencia	89	—	—	88	—	—	N/A
Other Pharmaceuticals
Efferalgan	266	283	(6)%	—	—	—	N/A
Nutritionals
Enfamil	1,007	992	2%	688	685	—	N/A
Enfagrow	262	206	27%	—	—	—	N/A
Other Health Care
Ostomy	554	550	1%	159	161	(1)%	N/A
Wound Therapeutics	441	416	6%	143	133	8%	N/A
Cardiolite	408	416	(2)%	358	370	(3)%	N/A

** Change is in excess of 200%

BRISTOL-MYERS SQUIBB COMPANY

CONSOLIDATED STATEMENTS OF EARNINGS

FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2006 AND 2005

(Unaudited, amounts in millions except per share data)

	Three Months Ended December 31		Twelve Months Ended December 31
	2006	2005	2006	2005
Net Sales	$4,213	$5,019	$17,914	$19,207

Cost of products sold	1,447	1,595	5,956	5,928
Marketing, selling and administrative	1,311	1,369	4,919	5,106
Advertising and product promotion	418	444	1,351	1,476
Research and development	821	775	3,067	2,746
Provision for restructuring, net	53	32	59	32
Litigation charges, net	346	197	302	269
Gain on sale of businesses	—	—	(200)	(569)
Equity in net income of affiliates	(138)	(94)	(474)	(334)
Other expense/(income), net (a)	240	(131)	299	37

	4,498	4,187	15,279	14,691

(Loss)/Earnings from Continuing Operations Before Minority Interest and Income Taxes	(285)	832	2,635	4,516
(Benefit)/provision for income taxes	(167)	178	610	932
Minority interest, net of taxes	16	155	440	592

(Loss)/Earnings from Continuing Operations	(134)	499	1,585	2,992

Discontinued Operations
Loss, net of taxes	—	—	—	(5)
Gain on disposal, net of taxes	—	—	—	13

	—	—	—	8

Net (Loss)/Earnings	$(134)	$499	$1,585	$3,000

Earnings per Common Share:
Basic:
(Loss)/Earnings from Continuing Operations	$(0.07)	$0.26	$0.81	$1.53
Discontinued Operations
Loss, net of taxes	—	—	—	—
Gain on disposal, net of taxes	—	—	—	—

Net (Loss)/Earnings per Common Share	$(0.07)	$0.26	$0.81	$1.53

Diluted:
(Loss)/Earnings from Continuing Operations	$(0.07)	$0.26	$0.81	$1.52
Discontinued Operations
Loss, net of taxes	—	—	—	—
Gain on disposal, net of taxes	—	—	—	—

Net (Loss)/Earnings per Common Share (1), (2)	$(0.07)	$0.26	$0.81	$1.52

Average Common Shares Outstanding:
Basic	1,961	1,953	1,960	1,952
Diluted (1), (2)	1,961	1,983	1,963	1,983

(a) Other expense/(income), net
Interest expense	$128	$100	$498	$349
Interest income	(73)	(52)	(274)	(148)
Foreign exchange transaction losses	6	11	6	58
Other expense/(income), net	179	(190)	69	(222)

	$240	$(131)	$299	$37

(1)	For the three months ended December 31, 2006, as a result of the net loss, diluted average common shares and loss per common share are equal to basic average common shares and loss per common share
(2)	For the twelve months ended December 31, 2006, the assumed shares of convertible debt are not used for diluted earnings per common share calculation as the impact of convertible debt is not dilutive

APPENDIX 1

BRISTOL-MYERS SQUIBB COMPANY

SPECIFIED ITEMS

FOR THE THREE MONTHS ENDED DECEMBER 31, 2006 AND 2005

(Unaudited, dollars in millions)

Three months ended December 31, 2006

	Cost of products sold	Research and development	Provision for restructuring, net	Litigation settlement expense/ (income)	Other expense/ (income), net	Total
Litigation Matters:
Pharmaceutical pricing and sales litigation	$—	$—	$—	$353	$—	$353
Claim for damages	—	—	—	—	13	13
Insurance recovery	—	—	—	(7)	—	(7)

	—	—	—	346	13	359
Other:
Debt retirement costs	—	—	—	—	220	220
Downsizing and streamlining of worldwide operations	—	—	53	—	—	53
Accelerated depreciation and asset impairment	29	14	—	—	—	43
Milestone payments	—	35	—	—	—	35

	$29	$49	$53	$346	$233	710

Income taxes on items above						(196)

Reduction to Net Earnings from Continuing Operations						$514

Three months ended December 31, 2005

	Cost of products sold	Research and development	Provision for restructuring, net	Litigation settlement expense	Other expense/ (income), net	Total
Litigation Matters:
Private litigation and governmental investigations	$—	$—	$—	$185	$—	$185
Pharmaceutical pricing and sales litigation	—	—	—	12	—	12

	—	—	—	197	—	197
Other:
Downsizing and streamlining of worldwide operations	1	14	32	—	—	47
Accelerated depreciation and asset impairment	27	12	—	—	—	39
Upfront and milestone payments	—	9	—	—	—	9
Termination of muraglitazar agreement	5	—	—	—	(143)	(138)

	$33	$35	$32	$197	$(143)	154

Income taxes on items above						(52)

Reduction to Net Earnings from Continuing Operations						$102

BRISTOL-MYERS SQUIBB COMPANY

SPECIFIED ITEMS

FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2006 AND 2005

(Unaudited, dollars in millions)

Twelve months ended December 31, 2006

	Cost of products sold	Research and development	Marketing, selling and admin.	Provision for restructuring, net	Litigation settlement expense/ (income)	Other expense/ (income), net	Gain on sale of product asset	Total
Litigation Matters:
Pharmaceutical pricing and sales litigation	$—	$—	$—	$—	$353	$—	$—	$353
Product liability	—	—	—	—	—	11	—	11
Claim for damages	—	—	—	—	—	13	—	13
Commercial litigations	—	—	—	—	(14)	—	—	(14)
Insurance recovery	—	—	—	—	(37)	—	—	(37)

	—	—	—	—	302	24	—	326
Other:
Debt retirement costs	—	—	—	—	—	220	—	220
Accelerated depreciation, asset impairment and contract termination	167	15	4	—	—	—	—	186
Upfront and milestone payments	—	70	—	—	—	—	—	70
Downsizing and streamlining of worldwide operations	—	—	—	59	—	—	—	59
Gain on sale of product asset	—	—	—	—	—	—	(200)	(200)

	$167	$85	$4	$59	$302	$244	$(200)	661

Income taxes on items above								(149)
Change in estimate for taxes on prior year items								39

Reduction to Net Earnings from Continuing Operations								$551

Twelve months ended December 31, 2005

	Cost of products sold	Research and development	Provision for restructuring, net	Gain on sale of business	Litigation settlement expense/ (income)	Other expense/ (income), net	Total
Litigation Matters:
Private litigation and governmental investigations	$—	$—	$—	$—	$558	$—	$558
ERISA liability and other matters	—	—	—	—	20	—	20
Pharmaceutical pricing and sales litigation	—	—	—	—	12	—	12
Insurance recoveries	—	—	—	—	(321)	—	(321)

	—	—	—	—	269	—	269
Other:

Accelerated depreciation and asset impairment	96	14	—	—	—	—	110
Debt retirement costs	—	—	—	—	—	69	69
Downsizing and streamlining of worldwide operations	1	14	32	—	—	—	47
Upfront and milestone payments	—	44	—	—	—	—	44
Loss on sale of fixed assets	—	—	—	—	—	18	18
Gain on sale of equity investment	—	—	—	—	—	(27)	(27)
Termination of muraglitazar agreement	5	—	—	—	—	(143)	(138)
Gain on sale of Consumer Medicines businesses	—	—	—	(569)	—	—	(569)

	$102	$72	$32	$(569)	$269	$(83)	(177)

Income taxes on items above							126
Adjustment on taxes on repatriation of foreign earnings							(135)

Increase to Net Earnings from Continuing Operations							$(186)